Exhibit 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

As of March 4, 2022, Great Elm Capital Corp. has four classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our (1) common stock, (2) 6.75% Notes due 2025, (3) 6.50% Notes due 2024 and (4) 5.875% Notes due 2026.  Within this exhibit, the terms “we,” “us,” and “our,” refer to Great Elm Capital Corp.

Description of Common Stock

The following summary of our common stock is based on and qualified by our Amended and Restated Articles of Incorporation (the “Charter”) and Bylaws. For a complete description of the terms and provisions of our common stock, refer to our Charter and Bylaws, both of which are incorporated by reference as exhibits to this Annual Report on Form 10‑K.

Authorized Capital Stock

Our authorized stock consists of 100,000,000 shares of stock, par value $0.01 per share, all of which are initially designated as common stock.  There are no outstanding options or warrants to purchase our common stock.  No common stock has been authorized for issuance under any equity compensation plans.  Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Voting, Dividend and Liquidation Rights

Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors.  Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power.

There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such common stock will be unable to elect any director.

All of our common stock has equal rights as to earnings, assets and dividends and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable.  Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of assets legally available therefor.

In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time.

Anti-Takeover Provisions

Classified Board of Directors

Our Board is divided into three classes of directors serving staggered three-year terms.  Upon expiration of their terms, directors of each class will be elected to serve for a term ending at the third annual meeting of stockholders following his or her election and until their successors are duly elected and qualify and each year one class of directors will be elected by the stockholders.

Election of Directors

Our Charter and Bylaws provide that the affirmative vote of a plurality of the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director.  Our Board has the exclusive right to amend the Bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our Charter provides that the number of directors will be set only by the Board in accordance with our Bylaws.  Our Bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors.  However, unless our bylaws are amended, the number of directors may never be less than one nor more than nine.  We have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board.  Accordingly, except as may be provided by our Board in setting the terms of any class or series of preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the Investment Company Act.

Our Charter provides that, subject to the rights of holders of preferred stock, a director may be removed only for cause, as defined in our Charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.

Action by Stockholders

Under the Maryland General Corporation Law, unless a corporation’s charter provides otherwise (which our Charter does not), stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting.  These provisions, combined with the requirements of our Bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our Board or (3) by a stockholder who was a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving notice as provided for in our Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has complied with the advance notice procedures of our Bylaws.  With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.  Nominations of persons for election to the Board at a special meeting may be made only (1) by our Board or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date set by our Board for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving notice as provided for in our Bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the Bylaws.  The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders.  Although our Bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed.  They may also have had the effect of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our Bylaws provide that special meetings of stockholders may be called by our Board and certain of our officers.  Additionally, our Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert to another form of entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.  However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter.  Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

However, our charter provides that approval of the following matters requires the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter:

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amendments to the provisions of our Charter relating to the classification of our Board, the power of our Board to fix the number of directors and to fill vacancies on our Board, the vote required to elect or remove a director, the vote required to approve our dissolution, amendments to our Charter and extraordinary transactions and our Board exclusive power to amend our Bylaws;

•	Charter amendments that would convert us from a closed-end company to an open-end company or make our common stock a redeemable security (within the meaning of the Investment Company Act);
•	our liquidation or dissolution or any amendment to our Charter to effect any such liquidation or dissolution;
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any merger, consolidation, conversion, share exchange or sale or exchange of all or substantially all of our assets that the Maryland General Corporation Law requires be approved by our stockholders; or

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any transaction between us, on the one hand, and any person or group of persons acting together that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly (other than solely by virtue of a revocable proxy), of one-tenth or more of the voting power in the election of our directors generally, or any person controlling, controlled by or under common control with, employed by or acting as an agent of, any such person or member of such group, or collectively, “Transacting Persons,” on the other hand.

However, if such amendment, proposal or transaction is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment, proposal or transaction may be approved by a majority of the votes entitled to be cast on such a matter, except that any transaction that would not otherwise require stockholder approval under the Maryland General Corporation Law will not require further stockholder approval unless another provision of our Charter requires such approval.  In either event, in accordance with the requirements of the Investment Company Act, any such amendment, proposal or transaction that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a BDC would be required to be approved by a majority of our outstanding voting securities, as defined under the Investment Company Act.  The “continuing directors” are defined in our Charter as (1) certain of our current directors named therein, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on the Board or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office.

Our Charter and Bylaws provide that our Board will have the exclusive power to make, alter, amend or repeal any provision of our Bylaws.

Other Rights and Preferences

Shares of our common stock have no preemptive, conversion, redemption, generally have no appraisal rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract.

Listing

Our common stock is listed on Nasdaq under the ticker symbol “GECC.”

Description of Notes

The following description of our (1) 6.75% Notes due 2025 (the “2025 Notes”), (2) 6.50% Notes due 2024 (the “2024 Notes”) and (3) 5.875% Notes due 2026 (the “2026 Notes,” and together with the 2025 Notes and the 2024 Notes, the “Notes”), is only a summary of the material provisions of the Notes and the base indenture, dated as of September 18, 2017 (as amended, supplemented or otherwise modified, the “indenture”), between us and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”).

This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 (the “TIA”), to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA, and to the full text of the indenture and the related supplemental indentures, which are incorporated by reference as exhibits to this Annual

Report on Form 10‑K.  Reference is made to the indenture for a complete description of the terms and provisions of the Notes, as well as any other capitalized terms used herein for which no definition has been provided.

General

The 2025 Notes will mature on January 31, 2025.  The interest rate of the Notes is 6.75% per year, and interest is paid every March 31, June 30, September 30 and December 31 and the regular record dates for interest payments are every March 15, June 15, September 15 and December 15.

The 2024 Notes will mature on June 30, 2024.  The interest rate of the Notes is 6.50% per year, and interest is paid every March 31, June 30, September 30 and December 31 and the regular record dates for interest payments are every March 15, June 15, September 15 and December 15.

The 2026 Notes will mature on June 30, 2026.  The interest rate of the Notes is 5.875% per year, and interest is paid every March 31, June 30, September 30 and December 31  and the regular record dates for interest payments are every March 15, June 15, September 15 and December 15.

For each series of Notes, interest periods are the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be.  If an interest payment date falls on a non- business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.  We issued each series of Notes in minimum denominations of $25 and integral multiples of $25 in excess thereof.  Each series of Notes is not subject to any sinking fund and holders of each series of Notes will not have the option to have such Notes repaid prior to the stated maturity date.

The indenture does not limit the amount of debt (including secured debt) that may be issued by us or our subsidiaries under the indenture or otherwise, but does contain a covenant regarding our asset coverage that would have to be satisfied at the time of our incurrence of additional indebtedness.  See “—Other Covenants.”  Other than the foregoing and as described under “—Other Covenants,” the indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities.  Other than restrictions described under “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in us.

We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen each series of Notes and issue additional Notes.

Optional Redemption

The 2025 Notes, 2024 Notes and 2026 Notes may be redeemed in whole or in part at any time or from time to time at our option on or after January 31, 2021, June 30, 2021 and June 30, 2023, respectively, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, at a redemption price equal to 100% of the outstanding principal amount of such series of Notes to be redeemed plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to the date fixed for redemption.

You may be prevented from exchanging or transferring the Notes when they are subject to redemption.  In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, you will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of your remaining unredeemed Notes.  Any exercise of our option to redeem the Notes will be done in compliance with the Investment Company Act, to the extent applicable.

If we redeem only some of the Notes, the Trustee or, with respect to global securities, DTC will determine the method for selection of the particular Notes to be redeemed, in accordance with the indenture and the Investment Company Act, to the extent applicable, and in accordance with the rules of any national securities exchange or quotation system on which the Notes are listed.  Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Events of Default

You will have rights if an Event of Default occurs with respect to a series of Notes and the Event of Default is not cured, as described later in this subsection.

The term “Event of Default” with respect to the Notes means any of the following:

•	We do not pay the principal of any Note when due and payable.
•	We do not pay interest on any Note when due, and such default is not cured within 30 days.
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We remain in breach of any other covenant with respect to the Notes for 60 days after we receive a written notice of default stating we are in breach.  The notice must be sent by either the Trustee or holders of at least 25% of the principal amount of the Notes.

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We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur and, in the case of certain orders or decrees entered against us under any bankruptcy law, such order or decree remains undischarged or unstayed for a period of 90 days.

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If, pursuant to Sections 18(a)(1)(c)(ii) and 61 of the Investment Company Act, or any successor provisions thereto of the Investment Company Act, on the last business day of each of 24 consecutive calendar months the Notes have an asset coverage (as such term is used in the Investment Company Act) of less than 100%, as such obligation may be amended or superseded but giving effect to any exemptive relief that may be granted to us by the SEC.

An Event of Default for the Notes does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture.  The Trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the Trustee or the holders of at least 25% in principal amount of a series of Notes may declare the entire principal amount of such series of Notes to be due and immediately payable.  If an Event of Default referred to in the second to last bullet point above with respect to us has occurred, the entire principal amount of a series of Notes will automatically become due and immediately payable.  This is called a declaration of acceleration of maturity.  In certain circumstances, a declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of a series of Notes if (1) we have deposited with the Trustee all amounts due and owing with respect to such Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (2) any other Events of Default have been cured or waived.

Except in cases of default, where the Trustee has some special duties, the Trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the Trustee protection reasonably satisfactory to it from expenses and liability (called an “indemnity”).  If reasonable indemnity is provided, the holders of a majority in principal amount of a series of Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee.  The Trustee may refuse to follow those directions in certain circumstances.  No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the Notes, the following must occur:

•	You must give the Trustee written notice that an Event of Default has occurred with respect to a series of Notes and remains uncured.
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The holders of at least 25% in principal amount of a series of Notes must make a written request that the Trustee take action because of the default and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action.

•	The Trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	The holders of a majority in principal amount of a series of Notes must not have given the Trustee a direction inconsistent with the above notice during that 60‑day period.

However, holders are entitled at any time to bring a lawsuit for the payment of money due on a series of Notes on or after the due date.

Each year, we will furnish to the Trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the Notes, or else specifying any default.

Merger, Consolidation or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity.  We are also permitted to sell all or substantially all of our assets to another entity.  However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or convey or transfer substantially all of our assets, the resulting entity must agree to be legally responsible for our obligations under the Notes;
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The merger or sale of assets must not cause a default on the Notes and we must not already be in default (unless the merger or sale would cure the default).  For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above.  A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specified period of time were disregarded; and

•	We must deliver certain certificates and documents to the Trustee.

Modification or Waiver

There are three types of changes we can make to the indenture and the Notes issued thereunder.

Changes Requiring Holder Approval

First, there are changes that we cannot make to a series of Notes without approval from each affected holder of such series.  The following is a list of those types of changes:

•	change the stated maturity of the principal of or interest on such series of Notes;
•	reduce any amounts due on such series of Notes;
•	reduce the amount of principal payable upon acceleration of the maturity of such series of Notes following a default;
•	change the place or currency of payment on such series of Notes;
•	impair your right to sue for payment;
•	reduce the percentage of holders of such series of Notes whose consent is needed to modify or amend the indenture; and
•	reduce the percentage of holders of such series of Notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Changes Not Requiring Holder Approval

The second type of change does not require any vote by the holders of the Notes.  This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect.

Changes Requiring Majority Approval

Any other change to the indenture and the Notes would require the following approval:

•	If the change affects only one series of Notes, it must be approved by the holders of a majority in principal amount of the Notes.

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If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture.  However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security (including each series of Notes):

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption.  Debt securities will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture.  If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date.

Defeasance

The following defeasance provisions will be applicable to the Notes.  “Defeasance” means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes.  In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below, we would be released from certain covenants under the indenture relating to the Notes.  The consequences to the holders of a series of Notes would be that, while they would no longer benefit from certain covenants under the indenture, and while such series of Notes could not be accelerated for any reason, the holders of such Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under current U.S. federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued.  This is called “covenant defeasance.”  In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities.  In order to achieve covenant defeasance, we must do the following:

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Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their due dates.

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We must deliver to the Trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.

•	Defeasance must not result in a breach or violation of, or result in a default under, the indenture or any of our other material agreements or instruments.
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No default or Event of Default with respect to a series of Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

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We must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

If we accomplish covenant defeasance for a series of Notes, you can still look to us for repayment of such defeased Notes if there were a shortfall in the trust deposit or the Trustee is prevented from making payment.  For example, if one of the remaining Events of Default occurred (such as our bankruptcy) and a series of Notes became immediately due and payable, there might be a shortfall.  Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the Notes of a particular series (called “full defeasance”) if the following conditions are satisfied in order for you to be repaid:

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Since the Notes are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of the Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.

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We must deliver to the Trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on a series of Notes any differently than if we did not make the deposit and just repaid the Notes ourselves at maturity.  Under current U.S. federal tax law, the deposit and our legal release from a series of Notes would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for the applicable series of Notes and you would recognize a gain or loss on such Notes at the time of the deposit.

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We must deliver to the Trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach or violation of, or constitute a default under, the indenture or any of our other material agreements or instruments.
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No default or Event of Default with respect to a series of Notes shall have occurred and be continuing and no defaults or Events of Default related to bankruptcy, insolvency or reorganization shall occur during the next 90 days.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the applicable series of Notes.  You could not look to us for repayment in the unlikely event of any shortfall.  Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.  If your Notes were subordinated, such subordination would not prevent the Trustee under the indenture from applying the funds available to it from the deposit referred to in the first bullet of the preceding paragraph to the payment of amounts due in respect of such Notes for the benefit of the subordinated debtholders.

Other Covenants

In addition to any other covenants described in this exhibit, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, our payment of taxes and related matters, the following covenants will apply to the Notes:

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We agree that for the period of time during which a series of Notes are outstanding, we will not violate, whether or not it is subject to, Section 18 (a)(1)(A) as modified by Sections 61(a)(1) and (2) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded but giving effect to any exemptive relief that may be granted to us by the SEC.  Currently, these provisions generally prohibit us from making additional borrowings, including through the issuance of additional debt securities, unless our asset coverage, as defined in the Investment Company Act, equals at least 150% after such borrowings.

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We agree that for the period of time during which a series of Notes are outstanding, we will not declare any dividend (except a dividend payable in our stock), or declare any other distribution, upon a class of our capital stock, or purchase any such capital stock, unless, in every such case, at the time of the declaration of any such dividend or distribution, or at the time of any such purchase, we have an asset coverage (as defined in the Investment Company Act) of at least the threshold specified in pursuant to Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, as such obligation may be amended or superseded (regardless of whether we are subject thereto), after deducting the amount of such dividend, distribution or purchase price, as the case may be, and giving effect, in each case, (i) to any exemptive relief granted to us by the SEC and (ii) to any no-action relief granted by the SEC to another BDC (or to us if we determine to seek such similar no-action or other relief) permitting the BDC to declare any cash dividend or distribution notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) of the Investment Company Act, as such obligation may be amended or superseded, in order to maintain such BDC’s status as a RIC under Subchapter M of the Code.

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If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we will furnish to holders of each series of Notes and the Trustee, for the period of time during which a series of Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end (other than our fourth fiscal quarter).  All such financial statements will be prepared, in all material respects, in accordance with applicable GAAP.

Notwithstanding the restrictions on indebtedness and dividends described above, the indenture may not prohibit us from paying distributions to our stockholders if we incur indebtedness in excess of the limits set forth in Sections 61(a)(1) and (2) of the Investment Company Act or any successor provision if we determine that such indebtedness, which may include indebtedness under a bank credit facility, is not a “senior security” for purposes of determining asset coverage under the Investment Company Act.